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                                                                   Exhibit 10.14


January 4, 2000


Rusty Thomas



Dear Rusty,

I am pleased to offer you the position of CFO for Broadbase Software, Inc. subject to board approval. This letter outlines the proposed terms of employment with Broadbase. Your start date will be effective immediately.

Your annual salary will be $200,000 paid bi-monthly, to be reviewed on an annual basis. There is an incentive bonus associated with this position allowing you to make an additional $50,000. Your bonus will be based on achievement of your objectives and is paid on a semi-annual basis.

I will recommend that you will be granted an option to purchase 175,000 share of stock, with the purchase price of each of the shares covered by the option to be $40 under the closing price of the Company's common stock on your start date. This grant is subject to approval by the Board of Directors after your employment begins. The option would vest over four years subject to a three month cliff and would be governed by the additional terms set forth in the Company's stock option agreement. In the event of a change in control of at least 50% of the voting stock of Broadbase, in conjunction with your not being offered to continue in your same position, then 50% of your unvested shares shall immediately vest.

The Company will extend you a loan in the amount of $250,000 which will be a non recourse loan secured only by your stock options and any stock issued therefrom provided you do not terminate your employment with the Company within the first three months of your employment (in which case the loan would need to be repaid in full within two weeks).

The Company will provide to you the health, holiday, vacation and other benefits available to all its employees. Enclosed, for your review, is information related to some of the benefits.

To indicate your acceptance of this offer of employment, please sign below and return me by fax at (650) 614-8302. Employment at Broadbase is subject to your signing the attached nondisclosure and inventions agreement, as well. Please also understand that your employment is not governed by any written or oral contract and is considered an "at-will" agreement. This means that you are free, as is the Company, to terminate the employment relationship at any time for any reason, so long as there is not violation of applicable state or federal law.

Rusty, all of us welcome you in joining Broadbase and we look forward to having you on our team. Meanwhile, if you have any question, please do not hesitate to call me at (650) 614-8304.


Sincerely,



Chuck Bay
President


Accepted

Signature:   /s/ RUSTY THOMAS
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Name:  Rusty Thomas

Start Date:
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